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                                   EXHIBIT 4.1

                                    EXHIBIT B

                            BRADLEY REAL ESTATE, INC.

                             Articles Supplementary
                    8.4% Series A Convertible Preferred Stock

         Bradley Real Estate, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article VII of the charter of the Corporation (the "Charter"), the Board of Directors as required by Section 2-208(a) of the Maryland General Corporation Law (the "MGCL") at a meeting duly called and held on _________ __, 1998 has classified and designated __________ unissued shares of the Preferred Stock of the Corporation as 8.4% Series A Convertible Preferred Stock, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as follows, which upon any restatement of the Charter shall be made part of Article VII of the Charter, with any necessary or appropriate changes to the enumeration or lettering of the provisions thereof:

                    8.4% SERIES A CONVERTIBLE PREFERRED STOCK

1.       DESIGNATION, AMOUNT AND RANKING.

         The designation of the Preferred Stock described in Article First hereof shall be "8.4% Series A Convertible Preferred Stock," par value $.01 per share (the "Series A Preferred Stock"). The number of shares of the Series A Preferred Stock shall be __________.

         The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of common stock, par value $.01 per share of the Corporation (the "Common Stock"), and to all equity securities the terms of which specifically provide that such equity securities rank junior to such Series A Preferred Stock; (b) on parity with all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock; and (c) junior to all other equity securities issued by the Corporation. The term "equity securities" shall not include convertible debt securities.

2.       DIVIDEND RIGHTS.

                  (a) The holders of record of outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors, out of funds legally available therefor, cash dividends which are (1) cumulative, (2) preferential to the dividends paid on the Corporation's Common Stock and (3) payable quarterly in arrears at the rate of 8.4% of the $25.00 liquidation preference per annum (equivalent to a fixed quarterly




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amount of $.525 per share) (the "Dividend Amount") and no more, on or before the last day (or, if not a business day, the next succeeding business day) of each March, June, September and December (each, a "Dividend Payment Date") following the date of original issuance of the Series A Preferred Stock (the "Original Issue Date"). Each calendar quarter immediately preceding the Dividend Payment Date (or if the Original Issue Date is not on the first day of a calendar quarter, the period beginning on the date of issuance and ending on the Dividend Payment Date) is referred to hereinafter as a "Dividend Period." Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the same day as the record date for any dividend payable on the Common Stock with respect to the same period or, if no such Common Stock dividend is payable, then the record date for such Dividend Payment Date shall be the 20th day of the calendar month in which the applicable Dividend Payment Date falls or on such earlier date designated on at least 10 days notice by the Board of Directors of the Corporation as the record date for such Dividend Payment Date that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). Notwithstanding anything in the terms of the Series A Preferred Stock to the contrary, the Dividend Amount for the initial Dividend Period and, if applicable, for the next succeeding Dividend Period(s) shall be reduced in the aggregate by the amount (calculated to the nearest one-tenth of one cent) obtained by (x) dividing (i) the amount of the "Merger Dividend," if any, paid to the holders of common stock, par value $.01 per share of Mid-America Realty Investments, Inc. ("MDI"), prior to its merger with and into the Corporation by (ii) the number of shares of such common stock of MDI with respect to which the Merger Dividend was paid and (y) dividing (i) the quotient so obtained by (ii) the Exchange Ratio. For the purposes of the preceding sentence, the Merger Dividend shall have the meaning set forth in Section
7.14(b) of the Agreement and Plan of Merger dated as of May , 1988 by and between MDI and the Corporation, as amended from time to time (the "Merger Agreement"), and the Exchange Ratio shall be 0.42 (or such other amount as is provided in Section 4.1(b) of the Merger Agreement).

                  (b) No dividends on shares of Series A Preferred Stock shall be authorized by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at any such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or to the extent that such authorization or payment shall be restricted or prohibited by law. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the MGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series A Preferred Stock will not be added to the Corporation's total liabilities.

                  (c) Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 2(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends


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and whether or not such dividends are declared. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

                  (d) The Corporation shall not (i) declare or pay or set apart for payment any dividends or distributions on any stock ranking as to dividends junior to the Series A Preferred Stock (other than dividends paid in shares of such junior stock) or (ii) make any purchase or redemption of, or any sinking fund payment for the purchase or redemption of, any stock ranking as to dividends junior to the Series A Preferred Stock (other than a purchase or redemption made by issue or delivery of such junior stock) unless all dividends payable on all outstanding shares of Series A Preferred Stock for all past Dividend Periods shall have been paid in full or declared and a sufficient sum set apart for payment thereof; PROVIDED, HOWEVER, that any moneys theretofore deposited in any sinking fund with respect to any preferred stock of the Corporation in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund.

                  (e) All dividends declared on shares of any other class of preferred stock or series thereof ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata, so that the amounts of dividends declared per share on the Series A Preferred Stock for the Dividend Period of the Series A Preferred Stock ending either on the same day or within the dividend period of such other stock, shall, in all cases, bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other class or series of stock bear to each other.

                  (f) Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as described above.

3.       LIQUIDATION RIGHTS.

                  (a) Subject to any prior rights of any class or series of stock, in the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation legally available for distribution, on a prior basis and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership of such stock, a liquidation preference of $25.00 per share, plus an amount equal to all accrued but unpaid dividends as determined in accordance with Section 2(c) for each share of Series A Preferred Stock then held by them. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders and the holders of any other class or series of stock on parity with the Series A Preferred Stock of the full aforesaid amounts to which they are entitled, then, subject to any prior rights of any classes or series of stock, the entire assets and funds of the Corporation legally available for distribution shall be


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distributed ratably to the holders of Series A Preferred Stock and any other shares of stock on a parity for liquidation purposes in proportion to the aggregate amounts to which each such holder would otherwise be respectively entitled.

                  (b) After payment of the full amount of the liquidating distributions to which they are entitled pursuant to Section 3(a) hereof, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

                  (c) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

                  (d) The consolidation or merger of the Corporation with or into any other corporation, partnership, limited liability company, trust or other entity or of any other corporation, partnership, limited liability company, trust or other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

4.       CONVERSION.

         4.1      RIGHT TO CONVERT.

         Each holder of shares of Series A Preferred Stock shall be entitled, at any time and from time to time after the Dividend Record Date for the first Dividend Period for which the Dividend Amount is not subject to being reduced in accordance with the last two sentences of Section 2(a) hereof, to cause any or all of his, her or its shares of Series A Preferred Stock to be converted (without taking into account any accumulated, accrued but unpaid dividends) into shares of Common Stock as follows; PROVIDED, HOWEVER, that no holder of Series A Preferred Stock shall be entitled to convert shares of such Series A Preferred Stock into Common Stock pursuant to the foregoing provision, if, immediately after such conversion, such person would be in violation of Section 9.2 of the Charter as supplemented by Section 9 hereof. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Conversion Rate (as defined below) by the number of shares of Series A Preferred Stock being converted at such time. The Conversion Rate shall be the quotient obtained by dividing $25.00 by the Conversion Price. The Conversion Price shall, except as adjusted pursuant to Section 4.4 below, be $24.49. The right to convert shares of Series A Preferred Stock which have been called for redemption pursuant to
Section 5 hereof, however, shall terminate at the close of business on the Series A Preferred Redemption Date (as defined in Section 5(b)), unless the Corporation shall default in making payment of any cash payable upon such redemption under Section 5 hereof.


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         4.2      PROCEDURE FOR CONVERSION.

         In order to exercise its right to convert shares of Series A Preferred Stock into Common Stock, the holder of shares of Series A Preferred Stock shall surrender the certificate(s) therefor, duly endorsed if the Corporation shall so require, or accompanied by appropriate instruments of transfer satisfactory to the Corporation, at the office of any transfer agent for the Series A Preferred Stock or if there is no such transfer agent, at the principal offices of the Corporation, or at such other office as may be designated by the Corporation, together with written notice that such holder elects to convert such shares. Such notice shall also state the name(s) and address(es) in which such holder wishes the certificate(s) for the shares of Common Stock issuable upon conversion to be issued. As soon as practicable after a conversion, the Corporation shall issue and deliver at said office a certificate or certificates for the number of whole shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock duly surrendered for conversion to the person(s) entitled to receive the same. Shares of Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date on which the certificates therefor and notice of intention to convert the same are duly received by the Corporation in accordance with the foregoing provisions, and the person(s) entitled to receive the Common Stock issuable upon such conversion shall be deemed for all purposes as record holder(s) of such Common Stock as of the close of business on such date (hereinafter, the "Conversion Date").

         Holders of shares of Series A Preferred Stock at the close of business on a Dividend Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such Dividend Record Date and prior to such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowances for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

         4.3      NO FRACTIONAL SHARES.

         No fractional shares shall be issued upon conversion of the Series A Preferred Stock into Common Stock, and, in lieu thereof, the Corporation shall pay a cash adjustment in an amount equal to the same fraction of the last sale price (or bid price if there were no sales) per share of Common Stock on the New York Stock Exchange on the business day which immediately precedes the Conversion Date or, if such Common Stock is not then listed on the New York Stock Exchange, of the market price per share (as determined in a manner prescribed by the Board of Directors of the Corporation) at the close of business on the business day which immediately precedes the Conversion Date. If a certificate or certificates representing more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.


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         4.4      ADJUSTMENTS; CHANGE IN CONTROL TRANSACTIONS.

                  (a) In the event the Corporation shall at any time (i) pay a dividend or make a distribution to holders of Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a larger number of shares, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price shall be adjusted by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding immediately after such dividend, distribution, subdivision or combination and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such dividend, distribution, subdivision or combination. An adjustment made pursuant to this subparagraph (a) shall become effective immediately upon the opening of business on the day next following the record date in the case of a dividend or distribution (except as provided in paragraph (h) of this Section 4.4 below) and shall become effective immediately upon the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

                  (b) In the event the Corporation shall at any time distribute to all holders of its Common Stock (i) any rights or warrants to subscribe for or purchase any security of the Corporation (excluding those rights and warrants issued to all holders of Common Stock entitling them for a period expiring within 45 days after the record date referred to in subparagraph (c) below to subscribe for or purchase Common Stock, which rights and warrants are referred to in and treated under subparagraph (c) below), or any evidence of indebtedness or other securities of the Corporation (other than Common Stock) or (ii) cash or other assets (excluding cash dividends or distributions in an amount not in excess of the greater of either (x) with respect to all cash dividends or distributions paid on Common Stock after December 31, 1997, the cumulative amount of funds from operations reported for the Corporation after December 31, 1997, or (y) with respect to cash dividends or distributions paid on Common Stock for any fiscal year, the taxable income as reflected on the Corporation's federal income tax return on Form 1120 REIT (or successor form) for such fiscal year), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the record date for the determination of the stockholders entitled to receive such distribution by a fraction, the denominator of which shall be the Fair Market Value of the Common Stock and the numerator of which shall be the Fair Market Value of the Common Stock less the then fair market value (as determined in good faith by the Board of Directors of the Corporation or a duly authorized committee thereof, which determination shall be conclusive) of the portion of the rights, warrants, evidence of indebtedness or other securities, cash or other assets so distributed applicable to one share of Common Stock. Such adjustment shall become effective immediately upon the opening of business on the day next following the record date for the determination of stockholders entitled to receive such distribution.

                  (c) In the event the Corporation shall at any time issue rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Stock at a price per share less than the Fair Market Value of Common Stock on the record date for the determination


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of stockholders entitled to receive such rights, options or warrants, then the
Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on such record date by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding on the close of business on such record date and (ii) the number of shares of Common Stock that the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for shares of Common Stock would purchase at the Fair Market Value and the denominator of which will be the sum of number of shares of Common Stock outstanding on the close of business on such record date and the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately upon the opening of business on the day next following the record date for the determination of stockholders entitled to receive such rights, options or warrants.

                  (d) Whenever the Conversion Price shall be adjusted as herein provided, the Corporation shall cause to be mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of Series A Preferred Stock a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price, together with an explanation of the calculation of the same.

                  (e) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; PROVIDED, HOWEVER, that any adjustment that by reason of this subparagraph (e) is not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and PROVIDED, FURTHER, that any adjustment shall be required and made in accordance with the provisions of this Section 4.4 (other than this subparagraph (e)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. Notwithstanding any other provisions of this Section 4.4, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under such plan. All calculations under this Section 4.4 shall be made to the nearest cent with $.005 being rounded upward or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this Section 4.4 to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this Section 4.4, as in its discretion, it shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights, options or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable.

                  (f) If the Corporation shall be party to, or shall have entered into an agreement for, any transaction (including, without limitation, a merger, consolidation, statutory share exchange or sale of all or substantially all of its assets), in each case as a result of which shares of Common Stock generally shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof) (a "Transaction"), the


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terms of the Agreement for such Transaction shall provide, in connection with such Transaction, that each share of Series A Preferred Stock shall be converted into the number and kind of shares of stock, securities or other property receivable upon such Transaction by a holder of the number of shares of Common Stock issuable upon conversion of such share of Series A Preferred Stock immediately prior to such Transaction. The Corporation shall not be party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Section 4.4(f).

                  (g) For the purposes of this Section 4.4, "Fair Market Value" shall mean the average of the last reported sale price (or bid price if there were no sales) per share of Common Stock as reported on the New York Stock Exchange (or such other national securities exchange or NASDAQ National Market on which the Common Stock is traded at the time of such computation) during 5 consecutive trading days selected by the Corporation commencing not more than 20 trading days before, and ending not later than the day immediately prior to the "ex" date with respect to the issuance or distribution requiring such computation. The term "'ex' date," when used with respect to any issuance or distribution, means the first day on which the Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine the Fair Market Value. In the event that, at any time, the Common Stock is not then traded on a national securities exchange or the NASDAQ National Market then "Fair Market Value" shall be determined in good faith by the Board of Directors of the Corporation.

                  (h) In any case in which this Section 4.4 provides that an adjustment shall become effective on the date next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any shares of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) fractionalizing any shares of Series A Preferred Stock and/or paying to such holder any amount of cash in lieu of any fraction pursuant to Section 4.3. Any adjustment of the Conversion Price in accordance with either paragraph (b) or (c) of this Section
4.4 shall be disregarded if, as, and when the rights to acquire shares of Common Stock upon exercise or conversion of the rights, warrants, options which give rise to such adjustment expire or are cancelled without having been exercised, so that the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price in effect immediately prior to the time of the issuance of the expired or cancelled rights, warrants or options, with such additional adjustments as would have been made to the Conversion Price had the expired or cancelled rights, warrants or options never been issued.

                  (i) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of Common Stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 4.4. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this
Section 4.4, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value. Notwithstanding anything in this Section 4.4 to the contrary, no adjustment shall be made to the Conversion Price as a result of the


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issuance of rights by the Company in connection with the establishment of a shareholder rights plan (or other comparable plan) so long as the terms of such plan provide that such rights will attach to the shares of Common Stock into which the Series A Preferred Stock may be converted at the time of such conversion.

         4.5      OTHER.

                  (a) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the maximum number of shares of Common Stock issuable upon the conversion of all shares of Series A Preferred Stock then outstanding, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holders of such Series A Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                  (b) The Corporation shall pay any taxes that may be payable in respect of the issuance of shares of Common Stock upon conversion of shares of Series A Preferred Stock, but the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer of shares of Series A Preferred Stock or any transfer involved in the issuance of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted are registered, and the Corporation shall not be required to transfer any such shares of Series A Preferred Stock or to issue or deliver any such shares of Common Stock unless and until the person(s) requesting such transfer or issuance shall have paid to the Corporation the amount of any such taxes, or shall have established to the satisfaction of the Corporation that such taxes have been paid.

                  (c) Holders of Series A Preferred Stock shall be entitled to receive copies of all communications by the Corporation to its holders of Common Stock, concurrently with the distribution of such communications to such stockholders.

5.       REDEMPTION.

                  (a) At any time and from time to time following the fifth anniversary of the Original Issue Date, the Corporation may, in its sole and absolute discretion, redeem all of the outstanding shares of Series A Preferred Stock; PROVIDED, HOWEVER, that the Corporation may only exercise this redemption right so long as (i) the average of the last sale price (or bid price for days on which there were no sales) per share of Common Stock on the New York Stock Exchange for the twenty trading-day period preceding the date on which the Corporation exercises such redemption right, or (ii) if such Common Stock is not then listed on the New York Stock Exchange, the market price per share (as determined in a manner prescribed by the Board of Directors of the Corporation) at the close of business on the business day which immediately precedes the date on which the Corporation exercises such redemption right, equals or exceeds the Conversion Price. Notwithstanding anything in this Section 5 to the


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contrary, the Series A Preferred Stock shall at all times remain subject to the provisions of Article IX of the Charter and Section 9 hereof relating to Excess Stock.

                  (b) The Corporation may exercise its right of redemption pursuant to clause (a) of this Section 5 by giving written notice by first class mail, postage pre-paid, to each of the record holders of Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. This redemption shall become effective, without any further action by the Corporation, on the 30th day following the date on which the Corporation mails the written notice of redemption to the holders of the Series A Preferred Stock (such 30th day being referred to as the "Series A Preferred Redemption Date"). The written notice shall specify the date of the Series A Preferred Redemption Date. Each holder of Series A Preferred Stock may exercise the conversion rights described in Section 4 for any share of Series A Preferred Stock at any time prior to the Series A Preferred Redemption Date.

                  (c) On a Series A Redemption Date, each share of Series A Preferred Stock so redeemed shall be redeemed in cash or immediately available funds at a price per share equal to $25.00, plus all accrued but unpaid dividends (such amount being referred to as the "Series A Preferred Redemption Amount").

                  (d) In the event that the funds of the Corporation legally available for redemption of the Series A Preferred Stock on any Series A Preferred Redemption Date are insufficient to redeem the number of shares of Series A Preferred Stock to be so redeemed on such date, the holders of Series A Preferred Stock shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on such Series A Preferred Redemption Date were redeemed in full and the number of shares of Series A Preferred Stock held by each holder shall be reduced in an amount which shall bear the same ratio to the actual number of shares of Series A Preferred Stock required to be redeemed on such Series A Preferred Redemption Date as the number of shares of Series A Preferred Stock then held by such holder bears to the aggregate number of shares of Series A Preferred Stock then outstanding. The Corporation shall in good faith use reasonable efforts as expeditiously as possible to eliminate, or obtain an exception, waiver or exemption from, any and all restrictions under applicable law that prevented the Corporation from redeeming all of the shares of Series A Preferred Stock to be redeemed hereunder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will be used to redeem the balance of such shares, or such portion thereof for which funds are available on the basis set forth above. If any shares of Series A Preferred Stock are not redeemed for the foregoing reason or because the Corporation otherwise failed to pay or tender to pay the aggregate Series A Preferred Redemption Consideration on the shares of Series A Preferred Stock required to be redeemed, all shares which have not been redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.


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



                  (e) Upon receipt of payment of the Series A Preferred Redemption Consideration, each holder of shares of Series A Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Series A Preferred Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Series A Preferred Stock.

                  (f) Notwithstanding anything in this Section 5 to the contrary, no shares of Series A Preferred Stock may be redeemed except from proceeds from the sale of other equity securities of the Corporation, including, but not limited to, shares of Common Stock, shares of preferred stock, depositary shares, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

6.       VOTING RIGHTS.

                  (a) The holders of Series A Preferred Stock shall have the right, with the holders of Common Stock and any other equity securities so authorized, to vote in the election of directors of the Corporation and upon each other matter coming before any meeting of the stockholders on which the holders of Common Stock are entitled to vote, on the basis of one vote for each share of Common Stock into which the shares of Series A Preferred Stock held by such holders are then convertible (rounded to the nearest whole number of shares). The holders of Series A Preferred Stock and Common Stock shall vote together as one class except as otherwise set forth herein.

                  (b) If six quarterly dividends (whether or not consecutive) payable on shares of Series A Preferred Stock or on any class or series of preferred stock which ranks pari passu with the Series A Preferred Stock as to dividends ("Parity Stock") are in arrears, the number of directors then constituting the Board of Directors of the Corporation will be automatically increased by two, and the holders of the shares of Series A Preferred Stock, voting together as a class with the holders of shares of any other class or series of Parity Stock entitled to such voting rights (the Series A Preferred Stock and any such other class or series, the "Voting Preferred Stock"), will have the right to elect at any annual meeting of stockholders or a properly called special meeting of the holders of Voting Preferred Stock two additional directors who are nominees of any holder of Voting Preferred Stock to serve on the Corporation's Board of Directors until all such accrued but unpaid dividends have been authorized and paid or set aside for payment. At such time as all such accrued but unpaid dividends have been authorized and paid or set aside for payment, the right of the holders of the Voting Preferred Stock to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in six quarterly dividends), and the terms of office of all persons elected as directors by the holders of the Voting Preferred Stock shall forthwith terminate and the number of the Board of Directors shall automatically be reduced accordingly. At any time after such voting power shall have


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been so vested in the holders of shares of Voting Preferred Stock and prior to the termination of such voting power, the Secretary of the Corporation may, and upon the written request of any holder of Series A Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Voting Preferred Stock for the election of the two directors to be elected by them as herein provided; such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of shares of Voting Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall serve until the next annual meeting of the stockholders or special meeting held in lieu thereof and until their respective successors are duly elected and qualified, if such directorship shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Voting Preferred Stock, a successor shall be elected by the Board of Directors upon the nomination of the then-remaining director elected by the holders of the Voting Preferred Stock or (if there is no such remaining director or successor thereto, by the holders of the Voting Preferred Stock) the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof and until their successor is duly elected and qualified if such directorship shall not have previously terminated as provided above.

                  (c) The approval of the holders of two-thirds of the outstanding shares of Series A Preferred Stock voting as a single class is required in order to (i) approve any amendment of the terms of the Series A Preferred Stock which affects materially and adversely the rights, preferences, privileges or voting power of shares of Series A Preferred Stock, or (ii) authorize or create or increase the authorized amount of, any shares of any class or series or any security convertible into shares of any class or series ranking senior to the Series A Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation and/or in the payment of dividends. For purposes of the foregoing and without limitation of the foregoing, (i) the increase or decrease in the amount of authorized stock of any class or series of equity securities of the Corporation, including the Series A Preferred Stock, (ii) the creation of a new class or series of stock having rights, preferences, privileges or voting power on a parity with or junior to the rights, preferences or privileges of the Series A Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation and/or in the payment of dividends and (iii) the entering into of any agreement providing for the actions in (i) or (ii) above and the taking of any actions in connection with the consummation of any such agreement shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of the Series A Preferred Stock, and the holders of Series A Preferred Stock shall not have any right to vote as a single class on or consent to such actions. Notwithstanding anything in the terms of the Series A Preferred Stock to the contrary, the holders of Series A Preferred Stock are not entitled to vote as a single class on (i) any Transaction, (ii) any transaction (including, without limitation, a merger, consolidation, statutory share exchange or sale of all or substantially all of its assets) in which the Corporation would be the surviving corporation (an "Acquisition Transaction"), or (iii) on any other matter except as specifically provided in this Section 6, irrespective of the effect such


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



Transaction, Acquisition Transaction, or other matter may have on the rights, preferences, privileges or voting power of the Series A Preferred Stock or of Voting Preferred Stock.

7.       NO PREEMPTIVE OR OTHER RIGHTS.

         The holders of Series A Preferred Stock shall have no preemptive rights, including preemptive rights with respect to any shares of stock or other securities of the Corporation convertible into or carrying rights or options to purchase any such shares.

8.       REACQUIRED SHARES.

         Shares of Series A Preferred Stock converted, redeemed or otherwise purchased or acquired by the Corporation shall be authorized but unissued shares of preferred stock without designation as to series and may after such restoration be reclassified by the Board of Directors as provided in Section 7.5 of the Charter.

9.       OWNERSHIP LIMIT

                  (a) The provisions of Article IX of the Charter (including without limitation the authority of the Board of Directors set forth in such Article) are applicable to the Series A Preferred Stock and the holders thereof and are supplemented as provided in this Section 9.

                  (b) No person may directly or indirectly own a number of shares of Series A Preferred Stock (i) whose value is in excess of 9.8% of the aggregate value of all outstanding Stock of the Corporation or (ii) which when converted as provided in Section 4.1 hereof (without giving effect as to whether such Series A Preferred Stock is then convertible) would result in such person being the beneficial owner of in excess of 9.8% of the number of shares of Common Stock of the Corporation that would be outstanding after the conversion of such person's (but not of other holders') shares of Series A Preferred Stock.

                  (c) For purposes of applying the Ownership Limit contained in
Section 9.2 of the Charter to holders of Common Stock of the Corporation, shares of Series A Preferred Stock shall be deemed to have no value, the effect of this provision being that the Ownership Limit with respect to Common Stock shall be 9.8% of the number of outstanding shares of Common Stock.

         SECOND: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

         THIRD: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


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


         IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this _____ of __________, 1998.

ATTEST:                                 BRADLEY REAL ESTATE, INC.


______________________________          By:________________________(SEAL)
William B. King                            Thomas P. D'Arcy
Secretary                                  President and Chief Executive Officer




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